WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending November 30, 2008

Dear Interest Holder:

Enclosed is the report for the period of November 30, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of November 30, 2008 was $119.57, an increase of +2.16% from the October 31, 2008 value of $117.05. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +13.44% as of November 30, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$2,685,904.20
Change in Unrealized Gain/(Loss)	$511,039.27
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(11,052.68)

Total Trading Income	$3,185,890.79

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$20,148.94
Management Fees	$44,272.95
Advisory Fees	$207,045.46
Offering Fees	$0.00
Incentive Fees	$320,375.55
Other Expenses	$306,968.05

Total Expenses	$898,810.95

Interest Income	$6,832.27

Net Income (Loss) from the Period	$2,293,912.11

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$106,255,081.84	$117.05
Addition	$2,972,425.00
Withdrawal	$(1,046,603.61)
Net Income/(Loss)	$2,293,912.11

Month End	$110,474,815.35	$119.57

Monthly Rate of Return	2.16%
Year to Date Rate of Return	13.44%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

/s/ David K. Spohr
David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending November 30, 2008

Dear Interest Holder:

Enclosed is the report for the period of November 30, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of November 30, 2008 was $122.17, an increase of +2.33% from the October 31, 2008 value of $119.39. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +15.52% as of November 30, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$414,755.84
Change in Unrealized Gain/(Loss)	$78,914.40
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(1,706.75)

Total Trading Income	$491,963.49

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$3,111.39
Management Fees	$6,836.60
Advisory Fees	$31,971.84
Offering Fees	$0.00
Incentive Fees	$49,472.21
Other Expenses	$20,052.84

Total Expenses	$111,444.88

Interest Income	$1,055.03

Net Income (Loss) from the Period	$381,573.64

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$16,407,850.81	$119.39
Addition	$239,000.00
Withdrawal	$(300,889.67)
Net Income/(Loss)	$381,573.64

Month End	$16,727,534.78	$122.17

Monthly Rate of Return	2.33%
Year to Date Rate of Return	15.52%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

/s/ David K. Spohr
David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2